                                                                   Exhibit 10.11

                         Chicago Title and Trust Company
                     Executive Excess Benefits Savings Plan

                                   Section One
                              Establishment of Plan

1.1 Effective Date. Effective January 1, 1997, Chicago Title and Trust Company (CT&T) hereby establishes the Chicago Title and Trust Company Executive Excess Benefits Saving Plan (Plan).

1.2 Plan Purpose. The Plan is for certain executive participants in the +PLUS Account of the Chicago Title and Trust Company Savings and Profit Sharing Plan (Savings Plan) who are affected by the maximum benefit limitations imposed by Section 415 of the Internal Revenue Code (Code), as amended and/or by the maximum compensation limitations imposed by Section 401(a)(17) of the Code.

1.3 Employer. The Company and any of its affiliated corporations which with the consent of the Company adopt the Plan are referred to below collectively as the "Employers" and individually as an "Employer."

1.4 Non-Tax Qualified Plan. This Plan is completely independent from the Savings Plan and is not funded or qualified for special tax treatment under the Internal Revenue Code. The Plan is intended to constitute an excess benefit plan within meaning of Section 3(36) of the Employees Retirement Income Security Act of 1974, as amended, and an unfunded deferred compensation plan for a select group of management or highly compensated employees within meaning of Section 201(2) of ERISA.

                                   Section Two
                                   Eligibility

2.1 Eligibility. Any participant in the +PLUS Account of the Savings Plan who is affected by the maximum benefit or compensation limitations of that Plan and who is approved for participation in this Plan by the President of the Company shall be entitled to an excess benefit, payable hereunder in accordance with Section Three of this Plan, equal to the amount, if any, that the Employer contribution to the +PLUS Account for such participant is limited by the application of the Internal Revenue Code, specifically including but not limited to, the application of compensation limits under Section 401(a)(17) of the Code and annual addition limits under Section 415 of the Code.

2.2 Annual Excess Benefit. In the event a plan participant is adversely affected by the application of Section 415 of the Code or by IRS Code compensation limits, the Company shall accrue each year as an excess benefit under this Plan an amount equal to the amount by which an Employer's contribution for the participant under the +PLUS Account was limited by the application of those two provisions of the Code.

2.3 Excess Benefits - Interest. The amount of excess benefits under this Plan shall be adjusted annually by an interest factor equal to the greater of
      (i) the prime lending rate as reported by the Wall Street Journal as of December 31 for the year in question, or (ii) the rate of return for the CT&T Safety of Principal Fund as of December 31 for the year in question, or such other rate and calculation date as the Plan Administrator may deem equitable if such rates are not available at the times indicated. The applicable annual interest adjustment shall continue until benefits are distributed under Section 2.4.

2.4 Time and Method of Payment. The excess benefits under this Plan shall become payable in a lump sum when a participant terminates employment with all Employers under the Plan.

2.5 Incompetency. In the event that a person entitled to benefits under the Plan is declared incompetent and a conservator or other person legally charged with the care of this person or of his estate is appointed, any benefits to which such person is entitled under the Plan shall be paid to such conservator or other person legally charged with the care of this person or his estate.

2.6 Employee Rights. The amount of any benefit payable under the Plan with respect to any participant shall be paid from the general assets of the Employer that last employed that participant.

2.7 Beneficiary. In the event of a participant's death, the participant's beneficiary under the Savings Plan shall be entitled to receive the benefits under this Plan.

                                  Section Three
                                Operation of Plan

3.1 Promise To Pay. Subject to Section 4.2, the Employer will pay to the participant the excess savings plan benefits established under this Plan at the times and under the terms provided herein. The Plan is deemed to be an unfunded plan and no Employer has any obligation to set aside, earmark, or entrust any fund, policy, or money with which to pay any obligations under the Plan. A participant shall have no vested right to claim any assets of an Employer to pay benefits under this Plan.

3.2 Plan Administrator - Determination Binding. The Company or designated representatives shall be the Plan Administrator. Any discretionary determination of eligibility or amount payable hereunder by the Plan Administrator is final and binding.

                                  Section Four
                                  Miscellaneous

4.1 Not a Contract of Employment. The Plan does not constitute a contract of employment and participation in the Plan will not give any employee the right to be retained in the employ of any Employer nor any right to or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of this Plan.

4.2 Amendment - Termination. Chicago Title and Trust Company may amend or terminate this Plan at any time, but such amendment or termination shall not adversely affect the rights of any participant or beneficiary then receiving benefits, or the beneficiary of any participant then receiving benefits under this Plan. Any participant not yet in a pay status may lose any future right to payments under this Plan should the Company terminate this Plan and not make provision for the payment of such benefits.

4.3 Assignment. The benefits payable to any participant under this Plan may not be voluntarily or involuntarily assigned or alienated.

4.4 Controlling Law. To the extent not superceded by the laws of the United States, this Agreement shall be interpreted under and governed by the laws of the State of Illinois.

            Executed this 24th day of April 1997 to evidence the adoption of the Chicago Title and Trust Company Excess Benefits Savings Plan.

                              CHICAGO TITLE AND TRUST COMPANY


                              By:
                                  --------------------------------------
                                             Vice President

            Executed this 24th day of April 1997 to evidence adoption of the Chicago Title and Trust Company Excess Benefits Savings Plan.

                              CHICAGO TITLE INSURANCE COMPANY


                              By:
                                  --------------------------------------
                                             Vice President

            Executed this 24th day of April 1997 to evidence the adoption of the Chicago Title and Trust Company Excess Benefits Savings Plan.

                              CHICAGO TITLE COMPANY


                              By:
                                  --------------------------------------
                                             Vice President